SCHEDULE 14C INFORMATION
               Information Statement Pursuant to Section 14(c) of
              the Securities Exchange Act of 1934 (Amendment No. )


Check the appropriate box:
              /X/   Preliminary Information Statement
              / /   Confidential,  for Use of the Commission  Only (as
                    permitted by
                    Rule 14c-5(d)(2))
              / /   Definitive Information Statement

                               AMERICOM USA, INC.
      ------------------------------------------------------------------------
                       (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
      / /   No fee required
     /X/    Fee computed on table below per  Exchange Act Rules  14c-5(g) and
            0-11 (1) Title of each class of securities to which transaction applies:

            ------------------------------------------------------------------
            (2) Aggregate number of securities to which transaction applies:

            -------------------------------------------------------------------
            Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            $500,000; amount of capital investment commitments acquired as a result of the transaction
            --------------------------------------------------------------------
            (3) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
            (4) Total fee paid:

                   $333.34
            -------------------------------------------------------------------

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)    Amount Previously Paid:

            -------------------------------------------------------------------
            (2)    Form, Schedule or Registration Statement No.:

            -------------------------------------------------------------------
            (3)    Filing Party:

            ------------------------------------------------------------------
            (4)    Date Filed:

            -------------------------------------------------------------------

                                    INFORMATION STATEMENT
                                              of
                                      AMERICOM USA, INC.
                                      1303 Grand Avenue
                               Arroyo Grande, California 93420
                                        (805) 542-6700

                 Information Concerning Stockholder Action By Written Consent

This Information Statement is furnished to the stockholders of AmeriCom USA, Inc., a Delaware corporation ("AmeriCom") in connection with an action taken by written consent of the holders of a majority of AmeriCom's outstanding capital stock (the "Majority Stockholders"), pursuant to Section 228 of the Delaware General Corporation Law ("DGCL"). The Majority Stockholders hold 19,596,738 shares of AmeriCom's voting common stock, representing 61.4% of its outstanding shares, and have executed written consents authorizing and approving the merger of AmeriCom with and into Telespace Limited, a Delaware corporation ("Telespace"), whereupon the separate existence of AmeriCom will cease and Telespace will continue as the surviving corporation. Control of Telespace will be acquired by the stockholders of AmeriCom. This information statement is also being provided as a notice of the action taken by written consent of the Majority Stockholders, pursuant to Section 228(d) of the DGCL.

This Information Statement is being mailed to stockholders on or about July __, 1999.

        THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR
              A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                          Record Date and Voting Rights

AmeriCom is authorized to issue up to 100,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001. As of July 22, 1999, 34,510,834 shares of common stock and no shares of preferred stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters submitted for stockholder approval. The record date for determination of stockholders entitled to consent to the action is July 15, 1999. The amount of currently outstanding shares of common stock does not include an additional 3,500,000 shares of common stock to be issued to the shareholders of Digicities, Inc. in conjunction with the acquisition of Digicities by AmeriCom. See "AmeriCom Business" below.

                             Principal Stockholders

The following table sets forth certain information concerning the beneficial ownership of the voting common stock as of July 15, 1999 with respect to each person known by AmeriCom to be the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, AmeriCom believes that all beneficial owners named below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.


                                              Number of Shares                     Percentage
Name of Beneficial Owner                      Beneficially Owned               Beneficially Owned
---------------------------------------      ---------------------            ----------------------

Robert Cezar                                    17,336,054*                          54.31%

David Loomis                                     2,260,684                            7.10%

All directors and officers as a group           21,198,637                           65.91%


*  Of this amount 7,335,946 share are held in the Robert M. Cezar Trust.


                                  PROPOSAL ONE

                               APPROVAL OF MERGER

AmeriCom's Board of Directors has unanimously approved the merger of AmeriCom with and into Telespace. The Majority Stockholders also approved the merger by an action by written consent, without a meeting, dated July __, 1999. Accordingly, all corporate actions necessary to authorize the merger have been taken. In accordance with the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the merger will not become effective until twenty days after AmeriCom has mailed this Information Statement to the stockholders of AmeriCom. The approval by the Board of Directors and the Majority Stockholders constitutes approval of the Merger Agreement and Plan of Reorganization, attached hereto as Exhibit A (the "Merger Agreement").

General

Upon the effectiveness of the Merger (the "Effective Date"), (i) the legal existence of AmeriCom as a separate corporation will cease, (ii) Telespace will succeed to the assets and assume the liabilities of AmeriCom; (iii) the officers and directors of AmeriCom will become the officers and directors of Telespace and (iii) each outstanding share, option and convertible note to purchase AmeriCom common stock, $.001 par value will automatically be converted into one share, option or convertible note to purchase common stock, $.001 par value, of Telespace. Each outstanding certificate representing a share or shares of AmeriCom common stock, option or convertible note will continue to represent the same number of respective shares, options or convertible notes of Telespace. Upon consummation of the Merger, each AmeriCom stockholder (other than dissenting stockholders who seek appraisal rights) will be requested to submit his or her AmeriCom stock certificates to AmeriCom's transfer agent in exchange for a like number of Telespace shares.

To consummate the merger, Telespace will issue an aggregate of 33,265,756 shares of its common stock to stockholders of AmeriCom in exchange for all of the outstanding shares of AmeriCom. The conversion ratio will be such that each share of outstanding AmeriCom common stock will be converted into one share of Telespace common stock. Telespace will also exchange options to purchase its common stock to the holders of AmeriCom options. AmeriCom currently has outstanding options to purchase 11,362,500 shares of its common stock. In addition, Telespace will set aside approximately 666,750 shares of its common stock in the event the holders of AmeriCom convertible subordinated promissory notes, in the aggregate principal amount of $1,333,500, convert their notes into shares of Telespace.

Prior to the effective date of the merger, Telespace will conduct a 1 for 8 reverse stock split, reducing Telespace's total outstanding common stock from 10,000,000 to approximately 1,250,000 shares. Of this amount, AmeriCom owns or will acquire prior to the Merger 1,037,500 shares, all of which will be canceled simultaneously with the merger transaction.

Upon completion of the Merger, AmeriCom stockholders will receive an aggregate of 99.3% of the outstanding shares of Telespace. The holders of AmeriCom options will hold options to purchase, in the aggregate, approximately 24% of Telespace's outstanding common stock (on a fully diluted basis) and holders of AmeriCom's convertible subordinated promissory notes would be entitled to convert such debt into 2% of Telespace's outstanding common stock after the Merger (on a fully diluted basis).

The Telespace Certificate of Incorporation and Bylaws will continue in effect after completion of the Merger. However, the dividend, voting and preemption rights of AmeriCom stockholders will not be materially affected by the exchange of AmeriCom shares for shares of Telespace. In addition, there are no dividends in arrears and there will be no defaults in the payment of principal or interest in respect of any securities of AmeriCom or Telespace as a result of the Merger.

As discussed above, the Boards of Directors of both Telespace and AmeriCom have unanimously approved the Merger. The Majority Stockholders have also approved the Merger. However, pursuant to the Merger Agreement, the Merger may be abandoned, even after stockholder approval has been obtained, if, among other things, more than 8% of the outstanding shares of Telespace request appraisal rights.

Appraisal rights are available to stockholders of AmeriCom and stockholders of Telespace in connection with the Merger. Delaware law establishes the procedures to be followed and failure to do so may result in the loss of all appraisal rights. Please carefully review "Dissenting Stockholders' Right of Appraisal" set forth below.

Principal Reasons for Merger

The Board believes that the best interests of AmeriCom and its stockholders will be served by merging with and into Telespace. The principal reasons for merging with Telespace are to provide access to additional working capital and to develop an active trading market with the liquidity provided by an Over-The-Counter ("OTC") Bulletin Board listing.

After the Merger, the Telespace OTC Bulletin Board listing will continue with Telespace assuming AmeriCom's reporting status under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As a result, AmeriCom and its stockholders will benefit from the liquidity provided by being an OTC Bulletin Board listed company as well as the disclosure benefits provided by being a reporting company under the Exchange Act.

In addition, Telespace currently holds capital investment commitments of approximately $500,000, contingent upon the issuance of a qualification permit and fairness order by the California Department of Corporations, which would be available to AmeriCom upon completion of the Merger.

Other than the minimal dilutive effect of the Merger on AmeriCom's stockholders, less than 1% of the outstanding shares, management believes there are no material disadvantages to the Merger.

Telespace Business

Telespace was incorporated under the laws of the state of Delaware on May 31, 1989. Telespace was originally incorporated under the name Specialistics Inc. In July of 1996 its name was changed from "Specialistics Inc." to "Eastern Group International Co., Ltd." and in December of 1996 was changed from "Eastern Group International Co., Ltd." to "Telespace Limited".

Since inception, Telespace has conducted research regarding the development of telecommunications in Asia as well as concepts in web design and Internet advertising features for international markets. However, Telespace has not generated any revenues from its business operations. Telespace is listed for trading on the NASD's OTC Bulletin Board under the trading symbol "TLTD".

Telespace's executive offices are located at 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, and their phone number is (972) 248-1922.

AmeriCom Business

AmeriCom was incorporated under the laws of the state of Delaware on May 4, 1994. AmeriCom's primary business is providing systems for the delivery of advertisements and merchandising on Internet Web sites through its proprietary technology systems, AdCast(R) and TrueManagement(R). The AdCast system is the primary product offered by AmeriCom. The AdCast system is an advertising delivery system which delivers non-scrollable advertisement frames ("billboards") which can contain animated ads lasting from 15 to 90 seconds in length with audio, video and pop-up frame capability to Web sites which have agreed to the placement of a billboard on such Web site ("AdCast Affiliates") as well as hot links to other Web sites. The AdCast advertisement space appears on an AdCast Affiliate Site each time a visitor to that Web site logs on. The ad appears as an outlined frame in which an advertisement is run. Because the AdCast frame does not scroll, complete viewing of the advertisement is likely despite the typical paging and scrolling that occurs during a Web site visit.

The TrueManagement system provides management tools, analytical reports, and operating control data pertaining to advertising on the Internet for users of the AdCast system.

AmeriCom contracts with Web site owners to allow placement of the AdCast billboards on the Web sites and AmeriCom sells the billboard space to advertisers and sponsors. The AdCast Affiliates receive a fee based on the number of visitors to their Web site and advertising credits which can be used to promote their Web site on other AdCast Affiliate Sites.

The pricing structure for the AdCast advertising rates is based on spot minute increments, similar to spot pricing on television. As with television, billboard ads can vary in length. Unlike television, however, AdCast billboard ads play only when a viewer is watching i.e. a Web site visitor has logged on. The billboard ad delivery is initiated by the act of visiting an AdCast Affiliate Site.

AmeriCom began online operation on February 1, 1999 showing unpaid advertisements while it tests the AdCast system. This phase is commonly referred to as the "beta" phase of development. AmeriCom is currently displaying approximately 900,000 unpaid ads per day. These ads are displayed on the AdCast Affiliate Sites and are ads promoting products of AmeriCom's sponsorship advertiser, advertisers with whom AmeriCom has entered into commission based contracts and cross-promotion of AdCast Affiliate Sites.

AmeriCom anticipates that it will receive future revenue from (i) its sponsorship ad program which provides display of a sponsor's logo on AdCast Affiliate Sites (ii) sale of advertising space on the billboard ads displayed on AdCast Affiliate Sites and (iii) commissions from sales of merchandise from ads displayed. AmeriCom has one member in its sponsorship program and has received negligible revenues from sales of merchandise and no revenue from the sale of paid advertisements.

AmeriCom's main target industry to date has been to aggregate site owners of Web sites concerning the sport of wrestling. AmeriCom believes that it has almost saturated this market and intends to focus on more diverse site groups in the future.

AmeriCom currently conducts its business through six subsidiaries: RMC Diversified Associates International, Ltd. ("DAI"), AdCast, Inc., AdCast Canada Inc., Kiosk Software, Inc., Hiero Graphix and Telespace, Inc. (which is not affiliated with Telespace).

On July 2, 1999 AmeriCom entered into a Memorandum of Understanding ("MOU") with Digicities, Inc. ("Digicities"). Pursuant to the MOU, AmeriCom will acquire all of the outstanding common stock of Digicities in exchange for 3,500,000 shares of AmeriCom common stock. Consummation of this transaction is subject to various terms and conditions including the signing of a definitive acquisition agreement approved by both companies Boards of Directors and all necessary stockholder approvals. This transaction is also contingent upon completion of the merger between AmeriCom and Telespace, described above. After the acquisition of Digicities, AmeriCom will be the parent company and Digicities will continue to operate as a wholly-owned subsidiary of AmeriCom.

Digicities is located in Santa Monica, California and is a one year old company that designs and supports Internet websites and conducts direct sales campaigns to promote its services. Digicities currently has approximately 10,000 web site customers.

AmeriCom's executive offices are located at 1303 Grand Avenue, Arroyo Grande, California 93420 and the phone number is (805) 542-6700.

High and Low Bids of Telespace Common Stock

As of _________, 1999, the day preceding the approval of the Merger by AmeriCom's Board of Directors, the low reported bid price of Telespace's common stock, as furnished by the NASD's OTC Bulletin Board, was $___ per share and the high reported bid price was $___ per share.

Shares of AmeriCom common stock are not admitted to trading on any public market.

Dissenting Stockholders' Right of Appraisal

Any AmeriCom stockholder is entitled to be paid the fair value of its shares in accordance with Section 262 of the DGCL if the stockholder neither votes in favor of nor consents in writing to the Merger. A brief summary of the provisions of DGCL Section 262 are set forth below and the complete text of said
Section is set forth in Exhibit B.

Since the Merger has been approved by the required vote of AmeriCom's stockholders, effective 20 days from the mailing of this Information Statement (unless the merger is abandoned or terminated) each holder of shares of AmeriCom common stock who asserts appraisal rights and who follows the procedures set forth in Section 262 of the DGCL, will be entitled to have his or her shares of AmeriCom common stock purchased by AmeriCom for cash at their fair market value.

A holder who wishes to exercise their appraisal rights must mail or deliver a written demand to AmeriCom at 1303 Grand Avenue, Arroyo Grande, California 93420, with a copy to Roger D. Linn, Esq., Bartel Eng Linn & Schroder, 300 Capitol Mall, Suite 1100, Sacramento, California 95814, on or before 10:00 a.m. Eastern Daylight Time on August , 1999. The demand should reasonably inform AmeriCom of the identity of the dissenting stockholder and his intention to exercise appraisal rights. Any stockholder who does not follow the foregoing is not entitled to payment for his shares under the DGCL.

AmeriCom will pay each stockholder requesting appraisal rights who complied with the requirements of Section 262 the amount it estimates to be the fair value of the stockholder's shares, plus accrued interest (computed from the effective date of the action until the date of payment) upon his surrender of stock certificates representing the shares to AmeriCom.

A stockholder requesting appraisal rights may notify AmeriCom in writing of his estimate of the fair value of the shares and the amount of interest due and demand payment of his estimate, less any payment made pursuant to Section 262 of

DGCL, or reject AmeriCom's offer of fair value of the stockholder's shares made pursuant to DGCL Section 262.

Within 120 after the Effective Date of the Merger, any stockholder who has perfected his appraisal rights and complied with Section 262 of DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to an appraisal. Upon the filing of any such petition by a stockholder, a copy of the petition must be delivered to AmeriCom. AmeriCom must, within 20 days after such delivery, file in the office of the Register in Chancery in which the petition was filed a duly verified list of the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of the shares have not been reached.

If the petition for an appraisal is timely filed, the Delaware Court of Chancery will hold a hearing to determine the stockholders of AmeriCom entitled to appraisal rights and will appraise the shares owned by such stockholders. Such stockholders have a right to receive the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger and exclusive of any claims for unfair dealing or violation of fiduciary duty, together with a fair rate of interest, if any, to be paid thereon. Following the appraisal proceeding, the Court will direct AmeriCom to make payment of the fair value of such shares as so determined, together with a fair rate of interest, if any, on such shares to the stockholders entitled thereto. Payment will be made upon surrender of the stock certificates representing the shares delivered to AmeriCom.

Any stockholder who has demanded appraisal rights in compliance with Section 262 will not, after the Effective Date, be entitled to vote his shares for any purpose nor be entitled to the payment of dividends or other distributions on his shares (other than those payable as of a date prior to the Effective Date).

The foregoing summary does not purport to provide a comprehensive statement of the procedures to be followed by a stockholder who seeks appraisal rights and payment of the fair value of his shares of AmeriCom common stock. DGCL establishes the procedures to be followed and failure to do so may result in the loss of all appraisal rights. Accordingly, each stockholder who might desire to exercise appraisal rights should carefully consider and comply with the provisions of this section, the full text of which is set out in Exhibit B to this Information Statement and consult his legal advisor.

The discussion contained herein is qualified in its entirety by and should be read in conjunction with the Merger Agreement.

Federal Income Tax Consequences of the Merger

The Merger is  intended  to be a tax free  reorganization  within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). However, no foreign, state or local tax considerations are addressed herein. IN VIEW OF THE VARYING NATURE OF THOSE TAX CONSEQUENCES, EACH STOCKHOLDER IS URGED

TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS. This discussion is based on the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement.

The Merger is  expected  to qualify as a  reorganization  within the  meaning of
Section 368(a) of the Code, with the following tax consequences:

No gain or loss will be recognized to the stockholders of AmeriCom upon the receipt of Telespace common stock solely in exchange for their AmeriCom common stock. The basis of the shares of Telespace common stock received by stockholders of AmeriCom will be, in each instance, the same as the basis of the AmeriCom common stock surrendered in exchange therefor (ss.358(a)(1)). The holding period of the Telespace common stock to be received by the stockholders of AmeriCom will include the holding period of the AmeriCom common stock surrendered in exchange therefor, provided the shares of AmeriCom common stock were held as a capital asset on the date of the exchange.

The foregoing is only a summary of the federal income tax consequences and is not tax advice. AmeriCom has not obtained and will not seek a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the tax consequences of the Merger. Stockholders should consult their own tax advisors regarding the specific tax consequences to them of the Merger, including the applicability of the laws of any state or other jurisdiction.

Tax Consequences of Dissenting Stockholders' Receiving Appraisal Rights

A stockholder requesting appraisal rights under Section 262 of the DGCL and who exercises his or her rights and receives payment for such shares in cash generally will recognize capital gain or loss measured by the difference between the amount of cash received and such stockholder's basis in the shares. However, different tax consequences could apply depending upon the stockholder's particular circumstances. Accordingly, each stockholder should consult his or her own tax advisors regarding the specific tax consequences of exercising appraisal rights under his or her particular circumstances.


AmeriCom USA, Inc.

By Order of the Board of Directors



Helen E. Cooper, Secretary
Arroyo Grande, California
August __, 1999